Exhibit 10.1
Form of Section 280G Mitigation Acknowledgment

December 23, 2025

As you are aware, on November  5, 2025, Forge Global Holdings, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The Charles Schwab Corporation, a Delaware corporation (“Schwab”), and Ember-Falcon Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Schwab (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Schwab (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement (the “Transactions”).

In connection with the Transactions, certain employees of the Company, including yourself, may become entitled to receive payments that may be considered “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), which may result in the imposition of an excise tax on such employees, but for mitigation. On December 22, 2025, [the Board of Directors of the Company] / [the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”)] approved certain actions to mitigate the potential adverse impact of Section 280G on certain impacted employees, including accelerating into December 2025 the payment of certain compensation that would otherwise have been paid to you in subsequent years.

As described in Section 3 below, the acceleration of your payments is conditioned upon your timely execution of this Section 280G mitigation acknowledgment (this “Acknowledgment”).
1.    Accelerated Payment of Certain Compensation
(a)    If you sign this Acknowledgment, the Company agrees to accelerate (i) the vesting and settlement of certain of your performance- and/ or time-based restricted stock units that would have otherwise vested following calendar year 2025, as listed on Exhibit A, to December 29, 2025 (the “Accelerated Units”) (for those Accelerated Units that are performance-based restricted stock units, such Accelerated Units will be accelerated based upon actual performance determined by the Compensation Committee in accordance with the terms of the applicable Accelerated Unit), [and (ii) the vesting and payment of your annual cash bonus for 2025 that would have otherwise been payable to you in 2026, assuming a payout of 80% of target (the “Accelerated Bonus” and, collectively, the “Accelerated Payments”).]
(b)    The Accelerated Payments shall offset the corresponding payments, vesting, settlement and/or amounts that you would have otherwise become entitled to receive in the future (whether prior to, upon consummation of, or following the Transactions) so there shall in no event be any duplication of payments, vesting, settlement and/or amounts.
2.    Repayment of Accelerated Payments
(a)    In the event that (i) your employment with the Company and its subsidiaries terminates prior to the date on which the Accelerated Payments would have otherwise vested but for this Acknowledgment and (ii) such termination would have otherwise resulted in forfeiture of any portion of the Accelerated Payments (or would not otherwise have resulted in accelerated vesting of the Accelerated Payments) in accordance with the terms of the applicable Compensatory Agreement (as defined below) (e.g., you voluntarily terminate employment without “good reason” or your employment is terminated for “cause”, in either case, as applicable and in accordance with the terms of the applicable Compensatory Agreement), you shall repay to the Company the after-tax amount of the corresponding portion of the Accelerated Payments within thirty (30) days following the date of such termination of employment. Notwithstanding the foregoing, such repayment obligation will lapse and no repayment shall be required where such termination of employment occurs as a result of your death or disability.
(b)    In addition to the repayment obligations set forth in Section 2(a) above, in the event that the Compensation Committee determines that the amount of any portion of the Accelerated Payments was greater than it should have been on the basis of actual performance results, the Company may recover from you up to the excess value of the Accelerated Payment that was paid to you, including by requiring you to repay such amount, by offset of such amount from other compensation owed by the Company or any of its subsidiaries, by forfeiting or canceling any outstanding equity award held by you or by taking such other action permitted by law. The repayment obligations set forth in this Section 2(b) shall lapse upon the consummation of the Transactions.
3.    Acknowledgment
(a)    You hereby acknowledge and agree that the Accelerated Payments in Section 1 above shall be subject in all respects to the terms, conditions and requirements described in Section 2 above.
(b)    You hereby acknowledge and agree that the plans, arrangements and agreements governing the Accelerated Payments are listed on Exhibit B hereto (collectively, the “Compensatory Agreements”).
(c)    This Acknowledgment shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would cause the laws of any other jurisdiction to apply.
This Acknowledgment does not constitute legal or tax advice and may not cover all of the factors that any particular individual should or would consider relevant to his or her individual situation. Each individual must evaluate his or her unique situation and make his or her own decisions related to the payments described above and the terms and conditions thereof. This Acknowledgment does not guarantee that no excise tax will be imposed on you. You should seek advice based on your particular circumstances from an independent tax advisor.

[Signature Page Follows]

By execution of this Acknowledgment below, the parties agree to the terms and conditions contained herein, as of the date first above written.

FORGE GLOBAL HOLDINGS, INC.
________________________________
By:    [__]
Title:    [__]

EXECUTIVE
________________________________
Name:     [__]
[Signature Page to Section 280G Mitigation Acknowledgment]

EXHIBIT A
Accelerated Units

Plan	Award Type	Grant Date	RSUs Outstanding (#)	RSUs to be Accelerated (#)

EXHIBIT B

Compensatory Agreements
    Forge Global Holdings, Inc. 2022 Stock Option and Incentive Plan and your award agreements thereunder.
    [Forge Global Holdings, Inc. 2025 Inducement Plan and your award agreements thereunder]
    [Amended and Restated] Employment Agreement, by and between the Company and you, dated as of [_____].
    Any plan or agreement to which you may be a party or otherwise participate in following the date of this Acknowledgement by and between the Company or any of its subsidiaries or The Charles Schwab Company and any of its subsidiaries.